Exhibit 1

Abril Investments Corp. Announces Suspension of New Issue

and Cancellation of Exchange Offer

SAO PAULO, November 14, 2007 – Abril Investments Corp. (“AICO”) today announced that due to unfavorable market conditions it was suspending the issuance of its 11.25% BRL Linked Notes due 2012. As a result, AICO also cancelled its offer to exchange the proposed BRL Linked Notes for the outstanding U.S.$47,757,000 12.625% registered Notes due 2009 issued by Tevecap S.A. (“Tevecap”), the outstanding U.S.$32,000,000 10.25% guaranteed notes due 2008 issued by AICO and the U.S.$19,660,000 9.45% notes due 2009 issued by Editora Abril S.A. (“EDA”). Following the announcement by AICO, Tevecap announced that all holders of its registered Notes would receive their scheduled interest and principal payments due November 26, 2007.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL TO THE TERMS AND CONDITIONS OF THE REGISTRATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. BEFORE MAKING AN INVESTMENT DECISION, INVESTORS SHOULD CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN.